Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Fourth Quarter EPS of $2.42
2018 Fourth Quarter

•	Net earnings of $796.1 million, or $2.42 per diluted share, compared to $309.6 million, or $1.29 per diluted share, which includes the following:

◦	$0.58 per diluted share related to the gain on sale of Rialto investment and asset management platform, partially offset by non-recurring expenses

◦	($0.09) per diluted share related to backlog/construction in progress write-up related to purchase accounting

◦	($0.03) per diluted share related to CalAtlantic acquisition and integration costs

◦	Excluding these items, EPS would have been $1.96 per diluted share

•	Deliveries of 14,154 homes – up 64%

•	New orders of 10,611 homes – up 44%; new orders dollar value of $4.2 billion – up 49%

•	Backlog of 15,616 homes – up 75%; backlog dollar value of $6.6 billion – up 85%

•	Revenues of $6.5 billion – up 71%

•	Lennar Homebuilding operating earnings of $803.4 million, compared to $478.8 million

•	Gross margin on home sales of 21.4%, compared to 22.4%

•	S,G&A expenses as a % of revenues from home sales improved to 7.9%, compared to 8.4%

•	Operating margin on home sales of 13.5%, compared to 14.0%

•	Lennar Financial Services operating earnings of $58.7 million, compared to $42.1 million

•	Lennar Multifamily operating earnings of $33.0 million, compared to $38.6 million

•	Lennar Homebuilding cash and cash equivalents of $1.3 billion

•	Repurchased six million shares for approximately $250 million under our stock repurchase program

•	Lennar Homebuilding debt to total capital of 36.9%
2018 Fiscal Year

•	Net earnings of $1.7 billion, or $5.44 per diluted share, compared to net earnings of $810.5 million, or $3.38 per diluted share, which includes the following:

◦	$0.60 per diluted share related to the gain on sale of Rialto investment and asset management platform, partially offset by non-recurring expenses

◦	($1.02) per diluted share related to backlog/construction in progress write-up related to purchase accounting

◦	($0.38) per diluted share related to CalAtlantic acquisition and integration costs

◦	($0.11) per diluted share related to one-time non-cash write down of deferred tax assets, partially offset by tax benefits from accounting method changes and energy credits

◦	Excluding these items, EPS would have been $6.35 per diluted share

•	Deliveries of 45,627 homes – up 55%

•	New orders of 45,826 homes – up 51%

•	Revenues of $20.6 billion – up 63%

•	Retired $1.4 billion of Lennar Homebuilding senior notes

(more)

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Miami, January 9, 2019 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2018. Fourth quarter net earnings attributable to Lennar in 2018 were $796.1 million, or $2.42 per diluted share, compared to $309.6 million, or $1.29 per diluted share in the fourth quarter of 2017. Net earnings attributable to Lennar for the year ended November 30, 2018 were $1.7 billion, or $5.44 per diluted share, compared to $810.5 million, or $3.38 per diluted share for the year ended November 30, 2017.
Stuart Miller, Executive Chairman of Lennar, said, “We are pleased to announce our results for the fourth quarter where we achieved net earnings of $796.1 million, or $2.42 per diluted share, compared to $309.6 million, or $1.29 per diluted share in the prior year. During the fourth quarter, we continued to experience slower sales due to higher home prices and rising mortgage rates, consistent with what we highlighted on our third quarter conference call. We continue to believe that the housing market is adjusting to a temporary disconnect between sales prices and buyer expectations and that the basic underlying fundamentals of low unemployment, higher wages and low inventory levels remain favorable.”
“During the fourth quarter, we advanced our strategy of reverting to our pure-play core homebuilding platform. We completed the sale of our Rialto investment and asset management platform for $340 million. Additionally, in the fourth quarter, we contracted to sell our Berkshire Hathaway real estate brokerage business and the majority of our retail title business along with our title insurance underwriter. Both of these transactions closed in the first quarter of 2019.”
“In the fourth quarter, our cash flow generation remained strong. Our balance sheet was well positioned with $1.3 billion of cash and homebuilding debt to total capital of 36.9%, an 800 basis point improvement over last year. During the quarter, we retired $275 million of homebuilding debt, bringing the aggregate retirement of our homebuilding and Rialto bonds to $1.7 billion since our acquisition of CalAtlantic in February 2018, without issuing new debt. We also opportunistically repurchased six million shares of our common stock for approximately $250 million during the quarter.”
Rick Beckwitt, Chief Executive Officer of Lennar, said, “In spite of somewhat softer market conditions, we produced strong results in the fourth quarter of 2018. Our core homebuilding operations continued to leverage our size and scale in the leading markets and drive operational excellence. Our homebuilding gross margin was 22.1% when adjusted to eliminate the effects of the write-up of CalAtlantic backlog and construction in progress in purchase accounting, while our SG&A of 7.9% marked an all-time, quarterly low.”
“Complementing our homebuilding business, our Financial Services operating earnings increased to $58.7 million from $42.1 million last year, expanding its platform across a greater number of deliveries, which was partially offset by the year-over-year reduction in refinance activity.”
Jon Jaffe, President and Chief Operating Officer of Lennar, said, “During the fourth quarter, we completed all aspects of the CalAtlantic integration, which now allows us to operate under one platform leading to even greater efficiencies in all parts of our business. In addition, we exceeded our previously announced 2018 synergies and are on target to meet the 2019 synergies.”
Mr. Miller concluded, “With a solid balance sheet, strong cash flow generation and continued execution of our core operating strategies, we believe that we are well positioned to continue our solid performance into 2019. However, due to continued softness and uncertainty at this seasonally slower time of year, we are deferring guidance for fiscal year 2019 until the markets further define themselves.”

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RESULTS OF OPERATIONS
THREE MONTHS ENDED NOVEMBER 30, 2018 COMPARED TO
THREE MONTHS ENDED NOVEMBER 30, 2017
On February 12, 2018, Lennar Corporation completed its acquisition of CalAtlantic Group, Inc. ("CalAtlantic"). Prior year information includes only stand alone data for Lennar Corporation.
Lennar Homebuilding
Revenues from home sales increased 79% in the fourth quarter of 2018 to $6.0 billion from $3.3 billion in the fourth quarter of 2017. Revenues were higher primarily due to a 64% increase in the number of home deliveries, excluding unconsolidated entities, and a 9% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 14,151 homes in the fourth quarter of 2018 from 8,614 homes in the fourth quarter of 2017, primarily due to the significant increase in volume resulting from the CalAtlantic acquisition. There was an increase in home deliveries in all of the Company's Homebuilding segments. The average sales price of homes delivered, excluding unconsolidated entities, increased to $421,000 in the fourth quarter of 2018 from $387,000 in the fourth quarter of 2017. Sales incentives offered to homebuyers were $25,000 per home delivered in the fourth quarter of 2018, or 5.6% as a percentage of home sales revenue, compared to $23,500 per home delivered in the same period last year, or 5.7% as a percentage of home sales revenue.
Gross margins on home sales were $1.3 billion, or 21.4%, in the fourth quarter of 2018. Excluding the backlog/construction in progress write-up of $38.6 million related to purchase accounting adjustments on CalAtlantic homes that were delivered in the fourth quarter of 2018, gross margins on home sales were $1.3 billion or 22.1%. This compared to $747.5 million, or 22.4%, in the fourth quarter of 2017. Excluding this write-up, gross margin percentage on home sales decreased compared to the fourth quarter of 2017 primarily due to higher construction costs per home, partially offset by an increase in the average sales price of homes delivered.
Selling, general and administrative expenses were $471.9 million in the fourth quarter of 2018, compared to $281.0 million in the fourth quarter of 2017. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 7.9% in the fourth quarter of 2018, from 8.4% in the fourth quarter of 2017, primarily due to a reduction in personnel and related expenses, brokers commissions, and model and selling expenses as a percentage of home sales revenue. This was achieved through improved operating leverage as a result of an increase in home deliveries and continued benefit from technology initiatives.
Gross profits on land sales were $37.8 million in the fourth quarter of 2018, compared to $21.0 million in the fourth quarter of 2017. Lennar Homebuilding equity in loss from unconsolidated entities was $50.0 million in the fourth quarter of 2018, compared to $19.0 million in the fourth quarter of 2017. In the fourth quarter of 2018 and 2017, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of valuation adjustments related to assets of an unconsolidated entity.
Lennar Homebuilding other income, net, was $13.2 million in the fourth quarter of 2018, compared to $10.4 million in the fourth quarter of 2017.

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Lennar Homebuilding interest expense was $102.2 million in the fourth quarter of 2018 ($98.1 million was included in costs of homes sold, $1.4 million in costs of land sold and $2.7 million in other interest expense), compared to $81.7 million in the fourth quarter of 2017 ($73.4 million was included in costs of homes sold, $5.9 million in costs of land sold and $2.4 million in other interest expense). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $58.7 million in the fourth quarter of 2018, compared to $42.1 million in the fourth quarter of 2017. Operating earnings were impacted by an increase in the segment's title and mortgage operations due to the acquisition of CalAtlantic's Financial Services operations, partially offset by a decrease in refinance transactions.
Rialto
On November 30, 2018, the Company completed the sale of its Rialto investment and asset management platform to investment funds managed by Stone Point Capital for $340 million. The sale resulted in a $296.4 million gain after taking into account the net basis of the assets and liabilities sold and transaction expenses. The Company is retaining its Rialto Mortgage Finance business, which moved into its Financial Services business effective December 1, 2018. Additionally, the Company is retaining its fund investments, which had a balance of $297.4 million as of November 30, 2018, along with its carried interests in various Rialto funds and investments in other Rialto balance sheet assets.
Operating loss for the Rialto segment was $46.4 million in the fourth quarter of 2018 (which included $47.1 million of operating loss and an add back of $0.8 million of net loss attributable to noncontrolling interests). Operating earnings in the fourth quarter of 2017 were $2.2 million (which included $12.0 million of operating loss and an add back of $14.2 million of net loss attributable to noncontrolling interests). The decrease in operating earnings was primarily as a result of non-recurring expenses.
Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $33.0 million in the fourth quarter of 2018, compared to $38.6 million in the fourth quarter of 2017. The decrease in profitability was primarily due to the segment's $38.0 million share of gains related to the sale of two operating properties by Lennar Multifamily's unconsolidated entities and the sale of an investment in an operating property in the fourth quarter of 2018, compared to the segment's $43.8 million share of gains related to the sale of two operating properties by Lennar Multifamily's unconsolidated entities in the fourth quarter of 2017, as well as an increase in general and administrative expenses in the fourth quarter of 2018. The decrease in profitability in the fourth quarter of 2018 was partially offset by $5.8 million of promote revenue related to four properties in the Lennar Multifamily Venture Fund I ("LMV Fund I").

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Corporate General and Administrative Expenses
Corporate general and administrative expenses were $94.9 million, or 1.5% as a percentage of total revenues, in the fourth quarter of 2018, compared to $85.6 million, or 2.3% as a percentage of total revenues, in the fourth quarter of 2017. The decrease in corporate general and administrative expenses as a percentage of total revenues was primarily due to improved operating leverage as a result of an increase in revenues.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests was $2.1 million and ($11.8) million in the fourth quarter of 2018 and 2017, respectively. Net loss attributable to noncontrolling interests during the fourth quarter of 2017 was primarily attributable to a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC in 2010, partially offset by net earnings related to the Lennar Homebuilding consolidated joint ventures.
RESULTS OF OPERATIONS
YEAR ENDED NOVEMBER 30, 2018 COMPARED TO
YEAR ENDED NOVEMBER 30, 2017
On February 12, 2018, Lennar Corporation completed its acquisition of CalAtlantic. Prior year information includes only stand alone data for Lennar Corporation.
Lennar Homebuilding
Revenues from home sales increased 70% in the year ended November 30, 2018 to $18.8 billion from $11.0 billion in the year ended November 30, 2017. Revenues were higher primarily due to a 55% increase in the number of home deliveries, excluding unconsolidated entities, and a 10% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 45,563 homes in the year ended November 30, 2018 from 29,322 homes in the year ended November 30, 2017, primarily due to the significant increase in volume resulting from the CalAtlantic acquisition. There was an increase in home deliveries in all of the Company's Homebuilding segments. The average sales price of homes delivered, excluding unconsolidated entities, increased to $413,000 in the year ended November 30, 2018 from $376,000 in the year ended November 30, 2017. Sales incentives offered to homebuyers were $23,500 per home delivered in the year ended November 30, 2018, or 5.4% as a percentage of home sales revenue, compared to $22,700 per home delivered in the year ended November 30, 2017, or 5.7% as a percentage of home sales revenue.
Gross margins on home sales were $3.7 billion, or 19.6%, in the year ended November 30, 2018. Excluding the backlog/construction in progress write-up of $414.6 million related to purchase accounting adjustments on CalAtlantic homes that were delivered in the year ended November 30, 2018, gross margins on home sales were $4.1 billion or 21.8%. This compared to $2.4 billion, or 22.1%, in the year ended November 30, 2017. Excluding this write-up, gross margin percentage on home sales decreased compared to the year ended November 30, 2017 primarily due to an increase in construction costs per home, partially offset by an increase in the average sales price of homes delivered.

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Selling, general and administrative expenses were $1.6 billion in the year ended November 30, 2018, compared to $1.0 billion in the year ended November 30, 2017. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 8.5% in the year ended November 30, 2018, from 9.2% in the year ended November 30, 2017, primarily due to a reduction in personnel and related expenses, brokers commissions, and model and selling expenses as a percentage of home sales revenue. This was achieved through improved operating leverage as a result of an increase in home deliveries and continued benefit from technology initiatives.
Gross profits on land sales were $60.1 million in the year ended November 30, 2018, compared to $29.9 million in the year ended November 30, 2017. Lennar Homebuilding equity in loss from unconsolidated entities was $91.9 million in the year ended November 30, 2018, compared to $61.7 million in the year ended November 30, 2017. In the years ended November 30, 2018 and 2017, Lennar Homebuilding equity in loss from unconsolidated entities was attributable to the Company's share of net operating losses from its unconsolidated entities which were primarily driven by valuation adjustments related to assets of Lennar Homebuilding's unconsolidated entities and general and administrative expenses, partially offset by profits from land sales.
Lennar Homebuilding other income, net, totaled $205.8 million in the year ended November 30, 2018, compared to $22.8 million in the year ended November 30, 2017. In the year ended November 30, 2018, other income, net, was primarily related to a $164.9 million gain on the sale of an 80% interest in one of Lennar Homebuilding's strategic joint ventures, Treasure Island Holdings.
Lennar Homebuilding loss due to litigation of $140 million in the year ended November 30, 2017 was related to litigation regarding a contract the Company entered into in 2005 to purchase property in Maryland. As a result of the litigation, the Company purchased the property for $114 million, which approximated the Company's estimate of fair value for the property. In addition, the Company paid approximately $124 million in interest and other closing costs and has accrued for the amount it expects to pay as reimbursement for attorney's fees.
Lennar Homebuilding interest expense was $316.2 million in the year ended November 30, 2018 ($301.3 million was included in costs of homes sold, $3.6 million in costs of land sold and $11.3 million in other interest expense), compared to $277.8 million in the year ended November 30, 2017 ($260.7 million was included in costs of homes sold, $10.0 million in costs of land sold and $7.2 million in other interest expense). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $187.4 million in the year ended November 30, 2018, compared to $155.5 million in the year ended November 30, 2017. Operating earnings were impacted by an increase in the segment's title and mortgage operations due to the acquisition of CalAtlantic's Financial Services operations, partially offset by a decrease in refinance transactions.

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Rialto
On November 30, 2018, the Company recorded a $296.4 million gain on the sale of its Rialto investment and asset management platform. Operating loss for the Rialto segment was $18.3 million in the year ended November 30, 2018 (which included $21.6 million of operating loss and an add back of $3.3 million of net loss attributable to noncontrolling interests). Operating earnings for the Rialto segment in the year ended November 30, 2017 were $23.6 million (which included $22.5 million of operating loss and an add back of $46.1 million of net loss attributable to noncontrolling interests). The decrease in operating earnings was primarily as a result of non-recurring expenses, partially offset by a decrease in real estate owned and loan impairments due to the liquidation of the FDIC and bank portfolios and a decrease in interest expense.
Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $42.7 million in the year ended November 30, 2018, compared to operating earnings of $73.4 million in the year ended November 30, 2017. The decrease in profitability was primarily due to the segment's $61.2 million share of gains as a result of the sale of six operating properties by Lennar Multifamily's unconsolidated entities and the sale of an investment in an operating property in the year ended November 30, 2018, compared to the segment's $96.7 million share of gains as a result of the sale of seven operating properties by Lennar Multifamily's unconsolidated entities in the year ended November 30, 2017, as well as an increase in general and administrative expenses for the year ended November 30, 2018. The decrease in profitability for the year ended November 30, 2018 was partially offset by $16.2 million of promote revenue recognized in the year ended November 30, 2018 related to eight properties in LMV Fund I.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $343.9 million, or 1.7% as a percentage of total revenues, in the year ended November 30, 2018, compared to $285.9 million, or 2.3% as a percentage of total revenues, in the year ended November 30, 2017. The decrease in corporate general and administrative expenses as a percentage of total revenues was due to improved operating leverage as a result of an increase in revenues.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were $21.7 million and ($38.7) million in the years ended November 30, 2018 and 2017, respectively. Net earnings attributable to noncontrolling interests during the year ended November 30, 2018 was primarily attributable to net earnings related to the Lennar Homebuilding consolidated joint ventures. Net loss attributable to noncontrolling interests during the year ended November 30, 2017 was primarily attributable to a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC in 2010.

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OTHER TRANSACTIONS
Merger with CalAtlantic
On February 12, 2018, the Company completed the acquisition of CalAtlantic through a transaction in which CalAtlantic was merged into a wholly-owned subsidiary of the Company ("Merger Sub"), with Merger Sub continuing as the surviving corporation and a subsidiary of the Company (the "Merger"). CalAtlantic was a homebuilder which built homes across the homebuilding spectrum, from entry level to luxury, in 43 metropolitan statistical areas spanning 19 states. CalAtlantic provided mortgage, title and escrow services. During the three months and year ended November 30, 2018, the Company recorded $12.9 million and $153.0 million, respectively, of acquisition and integration costs related to the Merger.
Debt Transactions
In November 2018, the Company redeemed $275 million aggregate principal amount of 4.125% senior notes due 2018. The redemption price, which was paid in cash, was 100% of the principal amount plus accrued but unpaid interest.
In June 2018, the Company redeemed $250 million aggregate principal amount of 6.95% senior notes due 2018. The redemption price, which was paid in cash, was 100% of the principal amount plus accrued but unpaid interest.
In May 2018, the Company redeemed $575 million aggregate principal amount of 8.375% senior notes due 2018 that had been issued by CalAtlantic. The redemption price, which was paid in cash, was 100% of the principal amount plus accrued but unpaid interest.
In March 2018, holders of $6.7 million principal amount of CalAtlantic's 1.625% convertible senior notes due 2018 and $266.2 million principal amount of CalAtlantic's 0.25% convertible senior notes due 2019 either caused the Company to purchase them for cash or converted them into a combination of the Company's Class A and Class B common stock and cash, resulting in the Company's issuing approximately 3,654,000 shares of Class A common stock and 72,000 shares of Class B common stock, and paying $59.1 million in cash to former noteholders.
Share Repurchase
During the fourth quarter of 2018, under the Company's stock repurchase program, the Company repurchased six million shares of Class A common stock for approximately $250 million at an average share price of $41.63.
Tax Reform
In December 2017, the Tax Cuts and Jobs Act was enacted, which had a positive impact on our effective tax rate in 2018 and will have a positive impact in subsequent years. For the three months and year ended November 30, 2018, the Company's effective tax rate was 23.0% and 24.3%, respectively, compared to 34.7% and 34.0% for the three months and year ended November 30, 2017.  The reduction in our tax rate was primarily due to the impact of the tax reform bill and the Bipartisan Budget Act of 2018 enacted in February.

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our 2019 synergy goals related to the CalAtlantic integration, our belief regarding the homebuilding market and other markets in which we participate, and our belief regarding how we are positioned to take advantage of opportunities, or to avoid problems, in those markets and to advance the future growth of our businesses. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include an extended slowdown in the real estate markets across the nation, including a slowdown in the market for single family homes or the multifamily rental market; increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure, both in our Lennar Homebuilding and Lennar Multifamily businesses; decreased demand for our homes or Lennar Multifamily rental properties, and our inability to successfully sell our apartment developments; our inability to continue to realize the anticipated synergy benefits from the CalAtlantic integration; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our ability to successfully execute our strategies; a decline in the value of the land and home inventories we maintain and resulting possible future write-downs of the carrying value of our real estate assets; the possibility that the Tax Cuts and Jobs Act will have more negative than positive impact on us; reduced availability of mortgage financing or increased interest rates; unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2017. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern Time on Wednesday, January 9, 2019. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-1134 and entering 5723593 as the confirmation number.
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10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2018	2017	2018	2017
Revenues:
Lennar Homebuilding	$6,065,765	3,410,612	19,077,597	11,200,242
Lennar Financial Services	228,288	198,647	867,831	770,109
Lennar Multifamily	109,119	102,871	421,132	394,771
Rialto	56,038	73,439	205,071	281,243
Total revenues	$6,459,210	3,785,569	20,571,631	12,646,365

Lennar Homebuilding operating earnings	$803,358	478,845	2,254,650	1,269,039
Lennar Financial Services operating earnings	58,725	42,076	187,430	155,524
Lennar Multifamily operating earnings	32,961	38,616	42,695	73,432
Rialto operating loss	(47,142)	(11,998)	(21,584)	(22,495)
Gain on sale of Rialto investment and asset management platform	296,407	—	296,407	—
Acquisition and integration costs related to CalAtlantic	(12,918)	—	(152,980)	—
Corporate general and administrative expenses	(94,863)	(85,556)	(343,934)	(285,889)
Earnings before income taxes	1,036,528	461,983	2,262,684	1,189,611
Provision for income taxes (1)	(238,301)	(164,201)	(545,171)	(417,857)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	798,227	297,782	1,717,513	771,754
Less: Net earnings (loss) attributable to noncontrolling interests	2,079	(11,808)	21,682	(38,726)
Net earnings attributable to Lennar	$796,148	309,590	1,695,831	810,480

Average shares outstanding:
Basic	325,735	237,562	307,968	237,155
Diluted	325,755	237,564	308,565	237,156

Earnings per share:
Basic	$2.42	1.29	5.46	3.38
Diluted	$2.42	1.29	5.44	3.38

Supplemental information:
Interest incurred (2)	$109,735	70,376	423,743	290,325

EBIT (3):
Net earnings attributable to Lennar	$796,148	309,590	1,695,831	810,480
Provision for income taxes	238,301	164,201	545,171	417,857
Interest expense	102,211	81,728	316,164	277,809
EBIT	$1,136,660	555,519	2,557,166	1,506,146

(1)
Provision for income taxes for the year ended November 30, 2018 includes a one-time non-cash write-down of deferred tax assets of $68.6 million as a result of the Tax Cuts and Jobs Act enacted in December 2017.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2018	2017	2018	2017
Lennar Homebuilding revenues:
Sales of homes	$5,951,615	3,333,428	18,810,552	11,035,299
Sales of land	114,150	77,184	267,045	164,943
Total revenues	6,065,765	3,410,612	19,077,597	11,200,242

Lennar Homebuilding costs and expenses:
Costs of homes sold	4,677,374	2,585,926	15,121,738	8,601,346
Costs of land sold	76,316	56,222	206,971	135,075
Selling, general and administrative	471,885	281,012	1,608,164	1,015,848
Total costs and expenses	5,225,575	2,923,160	16,936,873	9,752,269
Lennar Homebuilding operating margins	840,190	487,452	2,140,724	1,447,973
Lennar Homebuilding equity in loss from unconsolidated entities	(50,011)	(19,017)	(91,915)	(61,708)
Lennar Homebuilding other income, net	13,179	10,410	205,841	22,774
Lennar Homebuilding loss due to litigation	—	—	—	(140,000)
Lennar Homebuilding operating earnings	$803,358	478,845	2,254,650	1,269,039

Lennar Financial Services revenues	$228,288	198,647	867,831	770,109
Lennar Financial Services costs and expenses	169,563	156,571	680,401	614,585
Lennar Financial Services operating earnings	$58,725	42,076	187,430	155,524

Lennar Multifamily revenues	$109,119	102,871	421,132	394,771
Lennar Multifamily costs and expenses	112,187	105,775	429,759	407,078
Lennar Multifamily equity in earnings from unconsolidated entities and other gain	36,029	41,520	51,322	85,739
Lennar Multifamily operating earnings	$32,961	38,616	42,695	73,432

Rialto revenues	$56,038	73,439	205,071	281,243
Rialto costs and expenses	69,629	72,057	190,413	247,549
Rialto equity in earnings from unconsolidated entities	7,320	14,137	25,816	25,447
Rialto other expense, net	(40,871)	(27,517)	(62,058)	(81,636)
Rialto operating loss	$(47,142)	(11,998)	(21,584)	(22,495)

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands, except average sales price)
(unaudited)

In connection with the CalAtlantic acquisition in 2018, the Company reassessed how it evaluates the business and allocates resources. As a result, the Company modified its homebuilding operating segments into four reportable segments: Homebuilding East, Homebuilding Central, Homebuilding Texas, and Homebuilding West. All prior periods have been adjusted to conform with the Company's current presentation.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey, North Carolina and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	For the Three Months Ended November 30,
	2018	2017	2018	2017	2018	2017
Deliveries:	Homes		Dollar Value		Average Sales Price
East	5,989	3,740	$2,057,288	1,199,469	$344,000	321,000
Central	1,887	720	724,404	282,201	384,000	392,000
Texas	1,913	1,509	618,323	459,451	323,000	304,000
West	4,347	2,614	2,533,965	1,367,307	583,000	523,000
Other	18	50	20,241	39,341	1,125,000	787,000
Total	14,154	8,633	$5,954,221	3,347,769	$421,000	388,000
Of the total homes delivered listed above, three homes with a dollar value of $2.6 million and an average sales price of $869,000 represent home deliveries from unconsolidated entities for the three months ended November 30, 2018, compared to 19 home deliveries with a dollar value of $14.3 million and an average sales price of $755,000 for the three months ended November 30, 2017.

New Orders:	Homes		Dollar Value		Average Sales Price
East	4,867	3,267	$1,617,496	1,049,858	$332,000	321,000
Central	1,404	656	542,683	257,724	387,000	393,000
Texas	1,449	1,296	462,491	387,508	319,000	299,000
West	2,883	2,101	1,573,664	1,098,098	546,000	523,000
Other	8	37	12,094	36,654	1,512,000	991,000
Total	10,611	7,357	$4,208,428	2,829,842	$397,000	385,000
Of the total new orders listed above, four homes with a dollar value of $0.8 million and average sales price of $200,000 represent new orders from unconsolidated entities for the three months ended November 30, 2018, compared to 28 new orders from unconsolidated entities with a dollar value of $19.8 million and an average sales price of $708,000 for the three months ended November 30, 2017.

	For the Years Ended November 30,
	2018	2017	2018	2017	2018	2017
Deliveries:	Homes		Dollar Value		Average Sales Price
East	18,161	12,625	$6,193,868	4,023,150	$341,000	319,000
Central	5,865	2,334	2,260,105	915,835	385,000	392,000
Texas	7,146	5,341	2,366,844	1,651,619	331,000	309,000
West	14,352	8,971	7,981,871	4,428,606	556,000	494,000
Other	103	123	55,597	64,919	540,000	528,000
Total	45,627	29,394	$18,858,285	11,084,129	$413,000	377,000
Of the total homes delivered listed above, 64 homes with a dollar value of $47.7 million and an average sales price of $746,000 represent home deliveries from unconsolidated entities for the year ended November 30, 2018, compared to 72 home deliveries with a dollar value of $48.8 million and an average sales price of $678,000 for the year ended November 30, 2017.

13-13-13

New Orders:	Homes		Dollar Value		Average Sales Price
East	19,297	13,214	$6,505,867	4,190,651	$337,000	317,000
Central	5,855	2,428	2,263,946	968,771	387,000	399,000
Texas	7,078	5,027	2,284,726	1,540,418	323,000	306,000
West	13,516	9,573	7,544,235	4,752,656	558,000	496,000
Other	80	106	82,522	106,741	1,032,000	1,007,000
Total	45,826	30,348	$18,681,296	11,559,237	$408,000	381,000
Of the total new orders listed above, 58 homes with a dollar value of $39.7 million and an average sales price of $685,000 represent new orders from unconsolidated entities for the year ended November 30, 2018, compared to 65 new orders with a dollar value of $48.0 million and an average sales price of $738,000 for the year ended November 30, 2017.

LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	November 30,
	2018	2017	2018	2017	2018	2017
Backlog (1):	Homes		Dollar Value		Average Sales Price
East (2)	7,075	3,812	$2,522,710	1,273,847	$357,000	334,000
Central	1,986	715	790,252	295,813	398,000	414,000
Texas	2,148	1,339	760,721	425,485	354,000	318,000
West	4,401	3,040	2,487,451	1,525,424	565,000	502,000
Other	6	29	8,989	29,797	1,498,000	1,027,000
Total	15,616	8,935	$6,570,123	3,550,366	$421,000	397,000
Of the total homes in backlog listed above, 17 homes with a backlog dollar value of $7.1 million and an average sales price of $420,000 represent the backlog from unconsolidated entities at November 30, 2018, compared to 23 homes with a backlog dollar value of $15.2 million and an average sales price of $659,000 at November 30, 2017.

(1)
During the year ended November 30, 2018, the Company acquired a total of 6,481 homes in backlog in connection with the CalAtlantic acquisition. Of the homes in backlog acquired, 2,126 homes were in the East, 1,281 homes were in the Central, 877 homes were in Texas and 2,197 homes were in the West.

(2)	During the year ended November 30, 2017, the Company acquired 359 homes in backlog related to the WCI Communities, Inc. acquisition.

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	November 30,
	2018	2017
Lennar Homebuilding debt	$8,543,868	6,410,003
Stockholders' equity	14,581,535	7,872,317
Total capital	$23,125,403	14,282,320
Lennar Homebuilding debt to total capital	36.9%	44.9%

Lennar Homebuilding debt	$8,543,868	6,410,003
Less: Lennar Homebuilding cash and cash equivalents	1,337,807	2,282,925
Net Lennar Homebuilding debt	$7,206,061	4,127,078
Net Lennar Homebuilding debt to total capital (1)	33.1%	34.4%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Lennar Homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in Lennar Homebuilding operations. However, because net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.

14-14-14

Non-GAAP Reconciliation

Net earnings, adjusted to exclude backlog/construction in progress write-up related to CalAtlantic purchase accounting, gain on sale of Rialto investment and asset management platform, partially offset by non-recurring expenses, CalAtlantic acquisition and integration costs and one-time non-cash write down of deferred tax assets, partially offset by tax benefits from accounting method changes and energy credits is a non-GAAP financial measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance or liquidity prepared in accordance with GAAP. Our management believes this non-GAAP financial measure provides useful information to investors because it shows what our earnings would have been but for one-time items recognized during the three months and year ended November 30, 2018. The following is a reconciliation of this non-GAAP financial measure to the most comparable GAAP measure:

	Three Months Ended		Year Ended
	November 30, 2018		November 30, 2018
(In thousands, except per share amounts)	Amount	Per diluted share	Amount	Per diluted share
Net earnings attributable to Lennar	$796,148	$2.42	$1,695,831	$5.44
Backlog/construction in progress write-up related to purchase accounting (net of tax effect)	29,699	0.09	313,753	1.02
Gain on sale of Rialto investment and asset management platform, partially offset by non-recurring expenses (net of tax effect)	(187,499)	(0.58)	(184,355)	(0.60)
Acquisition and integration costs related to CalAtlantic (net of tax effect)	9,942	0.03	115,764	0.38
One-time non-cash write down of deferred tax assets, partially offset by tax benefits from accounting method changes and energy credits	—	—	34,545	0.11
Net earnings, adjusted to exclude backlog/construction in progress write-up related to CalAtlantic purchase accounting, gain on sale of Rialto investment and asset management platform, partially offset by non-recurring expenses, CalAtlantic acquisition and integration costs, and one-time tax related items	$648,290	$1.96	$1,975,538	$6.35